Exhibit 99.1
Flextronics contacts:
Thomas J. Smach
Chief Financial Officer
+1.408.576.7722
investor_relations@flextronics.com
Renee Brotherton
Senior Director of Corporate Marketing
+1.408.576.7189
renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES RECORD RESULTS FOR FOURTH QUARTER
AND FISCAL YEAR 2007
Record Fiscal Year Net Sales Up 23% to $18.9 Billion;
Record Fiscal Year Diluted GAAP EPS Up 254% to $0.85; Non-GAAP EPS Up 16% to $0.80;
Record Fourth Quarter Net Sales Up 32% to $4.7 Billion;
Record Fourth Quarter Diluted GAAP EPS Up 186% to $0.20; Diluted Non-GAAP EPS Up 25% to $0.20
Singapore, April 26, 2007 — Flextronics (NASDAQ: FLEX) today announced results for its fourth quarter and fiscal year ended March 31, 2007 as follows:

	Three Months Ended		Twelve Months Ended
(US$ in millions, except EPS)	March 31,		March 31,
	2007	2006	2007	2006
Net sales	$4,677	$3,531	$18,854	$15,288
GAAP operating income	$75	$40	$374	$246
Adjusted operating income (1)	$141	$104	$570	$470
GAAP net income	$121	$43	$509	$141
Adjusted net income (1)	$122	$98	$478	$417
Diluted GAAP EPS	$0.20	$0.07	$0.85	$0.24
Adjusted diluted EPS (1)	$0.20	$0.16	$0.80	$0.69
(1) A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule III attached to this press release.
Fourth Quarter and Fiscal Year Results
Net sales for the fourth quarter ended March 31, 2007 were $4.7 billion, which represents an increase of $1.1 billion, or 32%, over the year ago quarter. Adjusted operating income for the fourth quarter ended March 31, 2007 increased 36% over the year ago quarter while adjusted net income increased 24% to $122 million, or $0.20 per diluted share, compared to $98 million, or $0.16 per diluted share, in the year ago quarter.
Net sales for fiscal year ended March 31, 2007 were a record high $18.9 billion, which represents an increase of $3.6 billion, or 23%, over fiscal year 2006. Adjusted operating income for fiscal 2007 increased 21% over the prior fiscal year while adjusted net income for fiscal year 2007 increased 15% to a record $478 million, or $0.80 per diluted share, compared to $417 million, or $0.69 per diluted share, in fiscal year 2006.
GAAP net income increased 181% to $121 million, or $0.20 per diluted share, for the fourth quarter ended March 31, 2007 compared to $43 million, or $0.07 per diluted share, in the year ago quarter. GAAP net income increased 261% to a fiscal year 2007 record $509 million, or $0.85 per diluted share, compared to $141 million, or $0.24 per diluted share, in fiscal year 2006.
“We are very pleased with our record-breaking fourth quarter and fiscal year results, which reflect our intense focus on growth acceleration, vertical integration and expanding our service offering to increase our market share and profitability. I wish to thank our employees, who have worked hard to achieve these revenue and profit results that are well in excess of the industry averages. We believe this exceptional growth is a validation of our strategy and results from our ability to add significant value to our customers. We will continue to be intensely focused on growing our market share with the appropriate return on capital, while enhancing our competitive position in the marketplace,” said Mike McNamara, chief executive officer of Flextronics.
McNamara added, “We accomplished our growth objectives as revenues grew by 23% in fiscal 2007 to an all-time record high of $18.9 billion and adjusted annual operating profit grew by 21% while achieving our targeted annual adjusted operating margin of 3%. We are very pleased that we also met our adjusted earnings per share commitment of $0.80 for fiscal 2007. Despite a heavy investment cycle, the Company’s return on invested capital increased by 60 basis points to 10.4% in fiscal 2007.”
Guidance
For the first quarter ending June 29, 2007, revenue is expected to grow 18-23% on a year-over-year basis to a range of $4.8 billion to $5.0 billion and adjusted EPS is expected to grow 11-22% on a year-over-year basis to a range of $0.20-$0.22 per share.
For the 2008 fiscal year, revenue is expected to grow 10-15% on a year-over-year basis to a range of $20.7 billion to $21.7 billion and adjusted EPS is expected to grow 15-20% on a year-over-year basis to a range of $0.92-$0.96 per share.
GAAP earnings are expected to be lower than the guidance provided herein by approximately $0.03 per diluted share per quarter reflecting quarterly intangible amortization and stock-based compensation expense.
2004 Award Plan for New Employees
Options to purchase an aggregate of 741,200 ordinary shares were granted on April 24, 2007 from the 2004 Award Plan for New Employees. The options have an exercise price of $11.10 (equal to the closing price of our ordinary shares on the grant date, as quoted on the NASDAQ Global Select Market), and will expire 10 years after the date of grant (or upon termination of employment, if earlier), and generally become exercisable over four years.
Conference Call and Web Cast
A conference call hosted by Flextronics’ management will be held today at 1:30 p.m. PST to discuss the Company’s financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation that summarizes the quarterly results may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website after the call.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With fiscal year 2007 revenues from continuing operations of US$18.9 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in over 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
# # #
This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to revenue and earnings growth. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include that revenue and earnings growth may not occur as expected or at all; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for our customers’ products and to the short-term nature of our customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales; the challenges of effectively managing our operations; the challenges of integrating acquired companies or assets; our reliance on strategic relationships with major customers; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM capabilities; that we may not be able to obtain new customer programs, or that if we do obtain them, that they may not contribute to our revenue or profitability as expected or at all; our ability to design and quickly introduce world-class components products that offer significant price and/or performance advantages over competitive products; production difficulties, especially with new products; our ability to utilize available and recently expanded manufacturing capacity; the risk of future restructuring charges that could be material to our financial condition and results of operations; not realizing expected returns from our retained interests in divested businesses; changes in government regulations and tax laws; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; potential impairment of our intangible assets; our dependence on the continued trend of outsourcing by OEMs; the effects of customer bankruptcies; and the other risks described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE I
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL DATA (1)
(In thousands, except per share amounts)

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
		Required			Required
	Non-GAAP (1)	Adjustments	GAAP	Non-GAAP (1)	Adjustments	GAAP
Continuing Operations:
Net sales	$4,676,752	$—	$4,676,752	$3,530,889	$—	$3,530,889

Gross profit	276,954	(51,472)	225,482	213,341	(56,481)	156,860

Selling, general and administrative expenses	136,046	10,203	146,249	109,359	—	109,359

Operating income	140,908	(66,136)	74,772	103,982	(64,149)	39,833

Intangible amortization	—	13,569	13,569	—	8,270	8,270

Interest and other expense, net	13,566	(78,314)	(64,748)	18,367	(18,013)	354

Provision for (benefit from) income taxes	5,414	(137)	5,277	(2,461)	(3,233)	(5,694)

Net income	$121,928	$(1,254)	$120,674	$97,965	$(55,017)	$42,948

Diluted earnings per share	$0.20		$0.20	$0.16		$0.07

Shares used in computing per share amounts	615,428		615,428	602,218		602,218
(1) See Schedule III for the reconciliation of non-GAAP financial measures to GAAP financial measures.

SCHEDULE II
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL DATA (1)
(In thousands, except per share amounts)

	Twelve Months Ended March 31, 2007			Twelve Months Ended March 31, 2006
		Required			Required
	Non-GAAP (1)	Adjustments	GAAP	Non-GAAP (1)	Adjustments	GAAP
Continuing Operations:
Net sales	$18,853,688	$—	$18,853,688	$15,287,976	$—	$15,287,976

Gross profit	1,079,713	(150,715)	928,998	933,515	(185,631)	747,884

Selling, general and administrative expenses	510,035	39,580	549,615	463,946	—	463,946

Operating income	569,678	(195,321)	374,357	469,569	(223,446)	246,123

Intangible amortization	—	37,089	37,089	—	37,160	37,160

Interest and other expense, net	84,901	(72,586)	12,315	83,734	(15,688)	68,046

Provision for (benefit from) income taxes	27,543	(23,490)	4,053	(402)	54,620	54,218

Net income	$478,175	$30,463	$508,638	$417,339	$(276,177)	$141,162

Diluted earnings per share	$0.80		$0.85	$0.69		$0.24

Shares used in computing per share amounts	596,851		596,851	600,604		600,604
(1) See Schedule III for the reconciliation of non-GAAP financial measures to GAAP financial measures.

SCHEDULE III
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(In thousands, except per share amounts)

		Three Months Ended March 31,		Twelve Months Ended March 31,
		2007	2006	2007	2006
GAAP gross profit		$225,482	$156,860	$928,998	$747,884
Stock-based compensation expense		324	—	3,884	—
Restructuring charges	(2)	51,148	56,481	146,831	185,631

Non-GAAP gross profit		$276,954	$213,341	$1,079,713	$933,515

GAAP SG&A expenses		$146,249	$109,359	$549,615	$463,946
Stock-based compensation expense		8,126	—	27,884	—
Restructuring and other charges	(2)	2,077	—	11,696	—

Non-GAAP SG&A expenses		$136,046	$109,359	$510,035	$463,946

GAAP operating income		$74,772	$39,833	$374,357	$246,123
Stock-based compensation expense		8,450	—	31,768	—
Restructuring and other charges	(2)	57,686	64,149	163,553	215,741
Other — executive separation costs	(3)	—	—	—	7,705

Non-GAAP operating income		$140,908	$103,982	$569,678	$469,569

GAAP intangible amortization		$13,569	$8,270	$37,089	$37,160
Intangible amortization		13,569	8,270	37,089	37,160

Non-GAAP intangible amortization		$—	$—	$—	$—

GAAP interest and other expense, net		$(64,748)	$354	$12,315	$68,046
Intangible amortization		1,530	2,583	7,258	4,908
Other — foreign currency gain on liquidation	(4)	(79,844)	(20,596)	(79,844)	(20,596)

Non-GAAP interest and other expense, net		$13,566	$18,367	$84,901	$83,734

GAAP provision for (benefit from) income taxes		$5,277	$(5,694)	$4,053	$54,218
Intangible amortization	(5)	(137)	(1,737)	(478)	(246)
Divestiture of operations	(5)	—	—	—	68,652
Restructuring and other charges	(5)	—	(1,496)	(23,012)	(13,786)

Non-GAAP provision for taxes		$5,414	$(2,461)	$27,543	$(402)

GAAP net income		$120,674	$42,948	$508,638	$141,162
Stock-based compensation expense		8,450	—	32,324	—
Restructuring and other charges	(2)	57,686	64,149	163,553	215,741
Intangible amortization		15,099	15,441	49,549	58,708
Gain on divestiture of operations		—	—	(181,228)	(67,569)
Other — foreign currency gain on liquidation	(4)	(79,844)	(20,596)	(79,844)	(20,596)
Other — executive separation costs	(3)	—	—	—	7,705
Adjustment for taxes	(5)	(137)	(3,977)	(14,817)	82,188

Non-GAAP net income		$121,928	$97,965	$478,175	$417,339

Diluted net income per share:
GAAP		$0.20	$0.07	$0.85	$0.24

Non-GAAP		$0.20	$0.16	$0.80	$0.69

See the accompanying Notes on Schedule V attached to this press release.

SCHEDULE IV
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2007	March 31, 2006
ASSETS

Current Assets:
Cash and cash equivalents	$714,525	$942,859
Accounts receivable, net	1,754,705	1,496,520
Inventories	2,562,303	1,738,310
Deferred income taxes	11,105	9,643
Current assets of discontinued operations	—	89,509
Other current assets	548,409	620,095

	5,591,047	4,896,936

Property and equipment, net	1,998,706	1,586,486
Deferred income taxes	669,898	646,431
Goodwill and other intangibles, net	3,264,320	2,791,791
Non-current assets of discontinued operations	—	574,384
Other assets	817,403	462,379

	$12,341,374	$10,958,407

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$8,385	$106,099
Accounts payable	3,440,845	2,758,019
Current liabilities of discontinued operations	—	57,213
Other current liabilities	1,038,838	1,036,973

Total current liabilities	4,488,068	3,958,304

Long-term debt, net of current portion:
Zero Coupon Convertible Junior Subordinated Notes due 2009	195,000	195,000
1 % Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2 % Senior Subordinated Notes due 2013	399,650	399,650
6 1/4 % Senior Subordinated Notes due 2014	389,119	384,879
Other long-term debt and capital lease obligations	10,036	9,446
Non-current liabilities of discontinued operations	—	30,578
Other liabilities	182,842	125,903

Total shareholders’ equity	6,176,659	5,354,647

	$12,341,374	$10,958,407

SCHEDULE V
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(1) Non-GAAP Financial Measures — To supplement Flextronics’ unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP intangible amortization, non-GAAP interest and other expense, net, non-GAAP provision for (benefit from) income taxes, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude, among other things, stock-based compensation expense, restructuring charges, intangible amortization, gains or losses on divestitures and certain other items. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’ results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’ results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of our non-GAAP financial measures by relying upon our GAAP results to gain a complete picture of our performance.
In calculating our non-GAAP financial measures, we exclude certain items to facilitate our review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with our forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against our competitors. In addition, our management’s incentive compensation is determined using these non-GAAP measures. Also, when evaluating potential acquisitions, we exclude the items described below from our consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that our investors benefit from seeing our results “through the eyes” of management in addition to seeing our GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s operating results against analyst financial models and operating results of our competitors that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each of the adjustments that we incorporate into our non-GAAP measures, as well as the reasons for excluding each of these individual items in our reconciliations of these non-GAAP financial measures:
Stock-based compensation expense consists of non-cash charges incurred as a result of the Company’s adoption of SFAS 123R relating to the fair value of stock options and restricted stock units awarded to employees. The Company believes that the exclusion of these non-cash charges provides for more accurate comparisons of our operating results to our peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact the application of SFAS 123R has on its operating results.
Restructuring charges include severance, impairment, lease termination, exit costs and other charges primarily related to the closures and consolidations of various manufacturing facilities. These costs may vary in size based on the Company’s restructuring activities, are not directly related to our ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.
Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of our acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Gains or losses on divestiture of operations relate to discrete and unusual events associated with the sale of a non-core business of the Company. These gains or losses can vary significantly in size and do not reflect expected future operating impacts; therefore, it is useful to investors to highlight the specific results of these items on its operating results. The Company’s management excludes these items when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP net income.
Other charges or gains consist of various other types of items that are not directly related to our ongoing or core business results, such as executive separation costs or reversals of bankruptcy bad debt provisions. We exclude these items because they do not affect our core operations. Excluding these amounts provide investors with a basis to compare our company performance against the performance of other companies without this variability.
Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into our non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income.
With the exception of net income and diluted earnings per share, the Unaudited Selected Financial Data as presented in Schedules I and II, and the reconciliations as presented in Schedule III and discussed further below represent results from continuing operations. Net income and diluted earnings per share represent results for both continuing and discontinued operations.
(2)	During the three-month period ended March 31, 2007 the Company recognized restructuring charges primarily related to the closures and consolidations of various manufacturing facilities. During the twelve-month period ended March 31, 2007, the Company also recognized restructuring charges for impairment, lease termination, exit costs and other charges related primarily to the disposal and exit of certain real estate owned and leased by the Company in order to reduce its investment in property, plant and equipment.

During the three and twelve-month periods ended March 31, 2006 the Company recognized restructuring charges primarily related to the closures and consolidations of various manufacturing facilities.

(3)	During the twelve-month period ended March 31, 2006, the Company recognized executive separation costs related to the retirement of Michael E. Marks from his position as Chief Executive Officer.

(4)	During the three and twelve-month periods ended March 31, 2007 and 2006, the Company recognized net foreign exchange gains related to the liquidation of certain international entities.

(5)	The Company recognized $137,000 and $1.8 million (including $1.3 million attributable to discontinued operations) in tax benefits related to the amortization of our intangible assets during the three and twelve-month periods ended March 31, 2007, and a tax benefit of $23.0 million related to its restructuring activities during the twelve-month period ended March 31, 2007. The Company also recognized a $10.0 million tax provision in discontinued operations related to the divestiture of its Software Development and Solutions business during the twelve-month period ended March 31, 2007.

The Company realized $1.4 million and $13.8 million in tax benefits related to its restructuring activities during the three and twelve-month periods ended March 31, 2006, a tax benefit of $2.5 million and $2.9 million (including $744,000 and $2.7 million attributable to discontinued operations) related to the amortization of its intangible assets during the three and twelve-month periods ended March 31, 2006, and a tax provision of $98.9 million (including $30.3 million attributable to discontinued operations) related to the divestiture of its Semiconductor and Network Services division during the twelve-month period ended March 31, 2006.

(6)	Return on invested capital (“ROIC”) divides after-tax non-GAAP operating income by an average of net invested capital. After-tax non-GAAP operating income includes after-tax operating income from divested businesses, and excludes intangible amortization, stock-based compensation expense, restructuring and other charges. Net invested capital is defined as total assets less current liabilities and non-operating assets. Non-operating assets include cash and cash equivalents, short-term investments, notes receivable, deferred income tax assets, net hedging assets, and other non-operating assets.

We believe ROIC is a useful measure in providing investors with information regarding our performance. ROIC is a widely accepted measure of earnings efficiency in relation to total capital employed. We believe that increasing the return on total capital employed, as measured by ROIC, is an effective method to sustain and increase shareholder value. ROIC is not a measure of financial performance under generally accepted accounting principles in the U.S., and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The following table reconciles ROIC as calculated using after-tax non-GAAP operating income to the same performance measure calculated using the nearest GAAP measure, which is GAAP operating income from continuing operations adjusted for taxes:

	Fiscal Years Ended
	March 31,
ROIC	2007	2006
Non-GAAP	10.4%	9.8%
Restructuring and other charges	-3.4%	-4.2%
Discontinued operations	-0.4%	-0.9%

GAAP	6.6%	4.7%